FIFTEENTH ADDENDUM TO LEASE

This Fifteenth Addendum To Lease is made and entered into the 8th day of April 2005 between Conifer Prince Street Associates (Landlord) and Patient Infosystems, Inc. formerly DSMI Corporation (Tenant).

WITNESSETH: that Tenant currently leases and occupies approximately 5,504 square feet of office space at 46 Prince Street, Rochester, New York 14607 pursuant to a Lease Agreement and First, Second, Third, Fourth, Fifth and Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Thirteenth and Fourteenth, Addenda to Lease, dated February 22, 1995; August 18, 1995; November 17, 1995; March 28, 1996; October 29, 1996, November 30, 1996 and November 24,1997,June 16, 1999, November 2000, January 7 2002, June 24, 2002, December 30, 2002, July 18, 2003 and May 2004 respectively. Tenant also Leases, in accordance with the Twelfth Addendum to Lease dated April 28, 2003, 1,053 square feet of space on the Lower Level.

WHEREAS, Tenant desires to expand the Demised Premises by an additional +/- 1,544 square feet (“Expansion Space”) located on the first floor adjacent to the Tenant’s current space thereby increasing their total first floor space to 7,048 square feet.

WHEREAS, Tenant desires to occupy the Expansion Space on or about May 1, 2005.

WHEREAS, Tenant and Landlord desire to extend the Term of the Lease for approximately 7,048 square feet of space on the first floor of 46 Prince Street until June 30, 2006 and approximately 1,053 square feet of storage space on the Lower Level of 46 Prince St until June 30, 2006.

NOW, THEREFORE, it is mutually agreed upon by Landlord and Tenant to modify certain provisions of the Lease as follows:

1.

Effective upon full execution of this Fifteenth Addendum To Lease, the Term of the Lease for approximately 7,048 square feet beginning July 1, 2005 shall be extended to June 30, 2006. and the Term of the Lease for approximately 1,053 square feet of storage space beginning July 1, 2005 shall be extended to June 30, 2006

2.	Tenant agrees to pay, Base Rent for its’ Expansion Space, consisting of approximately 1,544 square feet, as follows:

TERM	MONTHLY RENT
05/1/2005-06/30/2005	$1,672.66

3.	Tenant agrees to pay, Base Rent for its’ Demised Premises, consisting of approximately 7,048 square feet, as follows:

TERM	MONTHLY RENT
07/1/2005-06/30/2006	$7,635.33

4.	Tenant agrees to pay, Base Rent for leased storage space consisting of approximately 1,053 square feet of storage space, as follows:

TERM	MONTHLY RENT
07/1/2005-06/30/2006	$877.50

5.	Landlord agrees that the monthly utility amount for the 8,101 square foot shall be $1.75 per square foot or $1,181.39 per month.

6.

Landlord agrees to install a four-camera security system, which would monitor both entrances to the building and specified parking areas. The monitoring equipment could be placed in closet near elevators with access by both Patient Info and Building supervisor.

7.	Landlord agrees to the following renovations at its own cost and expense:
a.	Remove the wall separating the kitchen, kitchen cabinets, and cap water lines in expansion space.
b.	Remove wall in archway between expansion space and call center.
c.	Remove an existing archway in call center.
d.	Tenant shall be responsible for any improvements made to carpeting in floor areas found to be bare or damaged after demolition.

Except as modified above, all other terms and conditions of the Lease Agreement and First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Thirteenth and Fourteenth Addenda To Lease, dated February 22, 1995; August 18, 1995; November 17, 1995; March 28, 1996; October 29, 1996 and November 30, 1996 and November 24, 1997, June 16, 1999, November 2000, January 7, 2002, June 24,2002, December 30,2002, April 28, 2003 and May 2004 respectively, shall remain unchanged and in full force and effect.

Agreed to by:	Agreed to by:
PATIENT INFOSYSTEMS, INC. formerly DSMI CORPORATION	CONIFER PRINCE STREET ASSOCIATES

By:	By:

Date:	Date: